POSTAL REALTY TRUST, INC. REPORTS FIRST QUARTER 2026 RESULTS

- Net Income of $0.11 Per Diluted Share -
- Increased 2026 AFFO Guidance $0.01 to $1.40 - $1.42 Per Diluted Share -
- Increased 2026 Acquisition Guidance $15 Million to $130 Million - $140 Million -
- Initiating 2027 Same Store Cash Revenue Growth Outlook of Approximately 6.5% -
- $59.7 Million of Gross Equity Sales via ATM Program in First Quarter -
- $52.8 Million of Unsettled Equity via Forward ATM Program
as of May 5, 2026 -

Cedarhurst, New York, May 5, 2026 (GLOBE NEWSWIRE) — Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 2,300 properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to industrial facilities, today announced results for the quarter ended March 31, 2026.

Highlights for the Quarter Ended March 31, 2026

•Net income attributable to common shareholders of $3.8 million, or $0.11 per diluted share
•Acquired 61 USPS properties for $34.6 million, excluding closing costs
•Rental income increased 21.6% from first quarter 2025 to first quarter 2026, reflecting internal growth and acquisitions
•Funds from Operations ("FFO") of $11.2 million, or $0.32 per diluted share
•Adjusted Funds from Operations ("AFFO") of $11.6 million, or $0.33 per diluted share
•Subsequent to quarter end, the Company announced a quarterly dividend of $0.2450 per share

"As we approach our seventh anniversary as a public company, we are seeing the results of the purpose‑built platform we have created to unlock the value of U.S. postal real estate,” said Andrew Spodek, Chief Executive Officer of Postal Realty Trust. “Our consistent AFFO per share growth, increasing visibility from long‑term leases with annual escalators, improved access to capital, and a strong acquisition pipeline underscore the strength of our business model."
Mr. Spodek continued, "Despite being only five months into 2026, the consistency and predictability of our rents allow us to provide a 2027 same-store cash revenue growth outlook of approximately 6.5%. Our revenue visibility reflects the success of our leasing approach with the Postal Service, and the strength of our portfolio leased to a high‑credit tenant with a 99.6% retention rate that consistently pays 100% of contractual rent.”

Property Portfolio & Acquisitions

The Company’s owned portfolio was 99.8% occupied, comprised of 1,978 properties across 49 states and one territory with approximately 7.3 million net leasable interior square feet and a weighted average rental rate of $12.05 per leasable square foot based on rents in place as of

March 31, 2026. The weighted average rental rate consisted of $14.23 per leasable square foot on last-mile and flex properties, and $4.25 on industrial properties.

During the first quarter, the Company acquired 61 last-mile and flex properties leased to the USPS for $34.6 million excluding closing costs, comprising approximately 195,000 net leasable interior square feet at a weighted average rental rate of $14.56 per leasable square foot based on rents in place as of March 31, 2026. These acquisitions were completed at a weighted average cash capitalization rate of approximately 7.4%.

Balance Sheet & Capital Markets Activity

On February 20, 2026, the Company entered into an agreement with its lenders under the revolving credit facility to increase commitments pursuant to which (i) the revolving credit facility was increased by $100.0 million to $250.0 million in the aggregate, (ii) the 2028 Term Loan was increased by $15.0 million to $190.0 million in the aggregate and (iii) The Bank of Nova Scotia was added as a lender under the Credit Agreement.

As of March 31, 2026, the Company had approximately $2.7 million of cash and property-related reserves, and approximately $385 million of net debt with a weighted average interest rate of 4.4%. At the end of the quarter, 84% of the Company's debt outstanding was set to fixed rates (when taking into account interest rate hedges), and $201.0 million of the Company's revolving credit facility was undrawn.

During the first quarter, the Company raised approximately $59.7 million of gross proceeds through the sale of 3.3 million shares of common stock under its ATM program. Regular-way sales accounted for 0.5 million shares and approximately $8.6 million of gross proceeds, while forward sales accounted for 2.8 million shares and approximately $51.1 million of expected gross proceeds, assuming full physical settlement. At the end of the first quarter, the Company had unsettled forward sale agreements covering 2.6 million shares, representing approximately $48.0 million of expected gross proceeds, assuming full physical settlement. Subsequent to quarter end, the Company raised an additional $4.9 million of gross proceeds through the sale of 0.2 million shares under its ATM program, all of which were sold on a forward basis. As of May 5, 2026, forward sale agreements covering 2.9 million shares remain unsettled, representing approximately $52.8 million of expected gross proceeds, assuming full physical settlement.
Dividend

On May 5, 2026, the Company announced a quarterly dividend of $0.2450 per share of Class A common stock. The dividend equates to $0.98 per share on an annualized basis. The dividend will be paid on May 29, 2026 to stockholders of record as of the close of business on May 15, 2026.

2026 Guidance

2026 Guidance

	Low		High
AFFO per Diluted Share(1)	$1.40	to	$1.42
Same Store Cash NOI Growth	6.0%	to	7.0%
Acquisition Volume	$130 million	to	$140 million
Cash G&A Expense	$11.5 million	to	$12.5 million

(1) The Company's AFFO per share guidance range includes $0.01 per share of estimated dilution due to the impact of the Company's outstanding forward equity calculated in accordance with the treasury stock method.

Note: The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measures of AFFO per share guidance, Same Store Cash NOI, Cash NOI, Same Store Cash Revenue and Cash Revenue, due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO, Same Store Cash NOI, Cash NOI, Same Store Cash Revenue and Cash Revenue. Based on our historical experience, the dollar amounts of these items could be significant, and could have a material impact on the Company's GAAP results for the guidance period.

Webcast and Conference Call Details

The Company will host a webcast and conference call to discuss the first quarter 2026 financial results on Wednesday, May 6, 2026, at 9:00 A.M. Eastern Time. A live audio webcast of the conference call will be available on the Company’s investor website at https://investor.postalrealtytrust.com/Investors/events-and-presentations/default.aspx. To participate in the conference call, callers from the United States and Canada should dial-in ten minutes prior to the scheduled call time at 1-877-407-9208. International callers should dial 1-201-493-6784.

Replay

A telephonic replay of the call will be available starting at 1:00 P.M. Eastern Time on Wednesday, May 6, 2026, through 11:59 P.M. Eastern Time on Wednesday, May 20, 2026, by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally. The passcode for the replay is 13757207.

Non-GAAP Supplemental Financial Information

An explanation of certain non-GAAP financial measures used in this press release, including, FFO, AFFO, net debt, Same Store Cash NOI, NOI, Cash NOI, Same Store Cash Revenue and Cash Revenue as well as reconciliations of certain of those non-GAAP financial measures, to the most directly comparable GAAP financial measure, is included below.

The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently than the Company does and therefore the Company’s computation of FFO may not be comparable to such other REITs.

The Company calculates AFFO by starting with FFO and adjusting for recurring capital expenditures (defined as all capital expenditures and leasing costs that are recurring in nature, excluding expenditures that (i) are for items identified or existing at the time a property was acquired or contributed (including through the Company's formation transactions), (ii) are part of a strategic plan intended to increase the value or revenue-generating ability of a property, (iii) are for replacements of roof or parking lots, (iv) are considered infrequent or extraordinary in nature, or (v) for casualty damage), acquisition-related expenses (defined as expenses that are incurred for investment purposes and business acquisitions and do not correlate with the ongoing operations of the Company's existing portfolio, including due diligence costs for acquisitions not consummated and certain professional fees incurred that were directly related to completed acquisitions or dispositions and integration of acquired business) that are not capitalized, and certain other non-recurring expenses and then adding back non-cash items including: write-off and amortization of deferred financing fees, straight-line rent and other adjustments (including lump sum catch up amounts for increased rents, net of any lease incentives), fair value lease adjustments, non-real estate depreciation and amortization (which beginning in Q1 2026 includes amortization of software development costs), non-cash components of compensation expense and casualty losses (recoveries) (which beginning in Q2 2025, includes income (expenses) on insurance recoveries from casualties) and, for periods prior to Q2 2025, income (expenses) on insurance recoveries from casualties. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company's operating performance. The Company believes that AFFO is widely used by other REITs and is helpful to investors as a meaningful additional measure of the Company's ability to make capital investments. Other REITs may not define AFFO in the same manner as the Company does and therefore the Company's calculation of AFFO may not be comparable to such other REITs.

The Company calculates its net debt as total debt less cash and property-related reserves. The Company believes excluding cash and restricted cash deposits held for the benefit of lenders from total debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts. Net debt as of March 31, 2026 is calculated as total debt of approximately $388 million less cash and property-related reserves of approximately $3 million.

Net Operating Income (“NOI”), Cash NOI, and Same Store Cash NOI are non-GAAP financial measures which we use to assess our operating results. We compute NOI as net income (computed in accordance with GAAP), excluding general and administrative expenses, interest expense, net, income tax expense, depreciation and amortization, gains (or losses) on sale of real estate, casualty and impairment (gains) losses, net, property management expenses and other income, expenses, net. We further adjust NOI for non-cash revenue components of straight-line rent and other non-cash adjustments to derive Cash NOI. We further adjust Cash NOI for other adjustments that primarily consists of adjustments to NOI based on contractual lease terms and due to disposed and non-stabilized properties and Cash NOI for recently acquired properties to derive Same Store Cash NOI. We believe NOI and Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level and present such items on an unlevered basis. Same Store Cash NOI is considered by management to be an important operating performance measure frequently used by analysts and investors because it includes only the Cash NOI of operating properties that have been owned and stabilized for the entire current and prior year reporting periods. NOI, Cash NOI, and Same Store Cash NOI are not measurements of financial performance under GAAP and may not be comparable to similarly titled measures of other companies. You should not consider our measures as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. NOI, Cash NOI, and Same Store Cash NOI are supplemental non-GAAP financial measures of real estate companies' operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity.

Cash Revenue and Same Store Cash Revenue are supplemental non-GAAP financial measures of real estate companies' operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Cash Revenue is calculated using rental income, based on contractual lease terms, excluding straight-line rent adjustments and amortization of above/ below market rents. Cash Revenue is considered by management to be an important operating performance measure frequently used by analyst and investors because such measure shows the contractural rental rent we expect to receive independent of straight-line rent adjustments and amortization of above and below market rents. Same Store Cash Revenue is considered by management to be important operating performance measures frequently used by analysts and investors because it measures the Cash Revenue of operating properties that have been owned and stabilized for the entire current and prior year reporting periods.

These metrics are non-GAAP financial measures and should not be viewed as an alternative measurement of the Company’s operating performance to net income. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, the Company believes that the additive use of FFO and AFFO, net debt, Same Store Cash NOI, NOI, Cash NOI, Same Store Cash Revenue and Cash Revenue, together with the required GAAP presentation, is widely-used by the Company’s competitors and other REITs and provides a more complete understanding of the Company’s performance and a more informed and appropriate basis on which to make investment decisions.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and ability to obtain financing and close on pending transactions on the terms or timing it expects, if at all, are based on the Company's current expectations and assumptions regarding capital market conditions, the Company’s business, the economy, the Company's 2026 and 2027 guidance, the Company's beliefs regarding AFFO growth, the Company's expectations regarding the settlement of open forward equity positions and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, disruption in market, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 2,300 properties leased primarily to the USPS. More information is available at postalrealtytrust.com.

Contact:

Steve Bakke
EVP and Chief Financial Officer
Email: Sbakke@postalrealty.com
Phone: (516) 734-0420

Jordan Cooperstein
Senior Vice President of Finance, Capital Markets
Email: Jcooperstein@postalrealty.com
Phone: (516) 295-7820

Postal Realty Trust, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2026	2025
Revenues:
Rental income	$26,114	$21,480
Fee and other	534	670
Total revenues	26,648	22,150

Operating expenses:
Real estate taxes	3,069	2,649
Property operating expenses	2,816	2,461
General and administrative	5,386	4,936
Casualty and impairment (gains) losses, net	(263)	150
Depreciation and amortization	6,402	5,624
Total operating expenses	17,410	15,820

Loss on sale of real estate assets	—	(49)

Income from operations	9,238	6,281

Other income	—	30

Interest expense, net:
Contractual interest expense	(4,124)	(3,437)
Write-off and amortization of deferred financing fees and amortization of debt discount	(253)	(211)
Interest income	—	6
Total interest expense, net	(4,377)	(3,642)

Income before income tax expense	4,861	2,669
Income tax expense	(23)	(14)

Net income	4,838	2,655
Net income attributable to operating partnership unitholders’ non-controlling interests	(1,012)	(573)

Net income attributable to common stockholders	$3,826	$2,082

Net income per share:
Basic	$0.11	$0.06
Diluted	$0.11	$0.06
Weighted average common shares outstanding:
Basic	27,071,695	23,216,150
Diluted	27,313,093	23,216,150

Postal Realty Trust, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except par value and share data)

	March 31, 2026	December 31, 2025

Assets
Investments:
Real estate properties, at cost:
Land	$171,932	$163,485
Building and improvements	630,911	603,390
Tenant improvements	8,889	8,649
Total real estate properties, at cost	811,732	775,524
Less: Accumulated depreciation	(79,394)	(74,769)
Total real estate properties, net	732,338	700,755
Investment in financing leases, net	15,821	15,851
Total real estate investments, net	748,159	716,606
Cash	1,256	1,454
Escrow and reserves	1,534	643
Rent and other receivables	4,532	5,232
Prepaid expenses and other assets, net	11,847	11,800
Goodwill	1,536	1,536
Deferred rent receivable	6,353	5,373
Lease intangible assets, net	17,326	16,413
Total Assets	$792,543	$759,057

Liabilities and Equity
Liabilities:
Term loans, net	$303,412	$288,313
Revolving credit facility	49,000	39,000
Secured borrowings, net	33,723	33,828
Accounts payable, accrued expenses and other, net	15,137	18,597
Below market leases, net	20,819	19,758
Total Liabilities	422,091	399,496
Commitments and Contingencies
Equity:
Class A common stock, par value $0.01 per share; 500,000,000 shares authorized; 27,623,858 and 26,849,381 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	277	268
Class B common stock, par value $0.01 per share; 27,206 shares authorized; 27,206 shares issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Additional paid-in capital	367,178	358,001
Accumulated other comprehensive income	1,871	954
Accumulated deficit	(77,163)	(74,024)
Total Stockholders’ Equity	292,163	285,199
Operating partnership unitholders’ non-controlling interests	78,289	74,362
Total Equity	370,452	359,561
Total Liabilities and Equity	$792,543	$759,057

Postal Realty Trust, Inc.
Reconciliation of Net Income to Same Store Cash NOI
(Unaudited)
(In thousands, except par value and share data)

For the Year Ended December 31, 2025
Net income	$18,098
Excluded revenue(1)	(1,481)
Income tax expense	27
Interest expense, net	16,243
Depreciation and amortization	23,989
Casualty and impairment (gains), net	(775)
General and administrative	17,192
Property management expenses	3,031
Loss on sale of real estate	49
Other income	(30)
Net Operating Income ("NOI")	$76,343
Straight-line rent and other non-cash adjustments	(7,349)
Deferred ground leases	23
Cash NOI ("Cash NOI")	$69,017
Other adjustments(2)	103
Cash NOI for recently acquired properties	(4,417)
Same Store Cash NOI	$64,703
Explanatory Notes
(1) Excluded revenue primarily consists of property management fees and professional services
(2) Other adjustments primarily consists of adjustments to NOI based on contractual lease terms, and due to disposed and non-        stabilized properties

Postal Realty Trust, Inc.
Reconciliation of Net Income to FFO and AFFO
(Unaudited)
(In thousands, except share and per share data)

For the Three Months Ended March 31, 2026
Net income	$4,838
Depreciation and amortization of real estate assets	6,374
Impairment charges	27
FFO	$11,239
Recurring capital expenditures	(143)
Write-off and amortization of deferred financing fees and amortization of debt discount	253
Straight-line rent and other adjustments	(1,171)
Fair value lease adjustments	(896)
Acquisition-related and other expenses	56
Casualty (gains) losses, net	(290)
Non-real estate depreciation and amortization	32
Non-cash components of compensation expense	2,552
AFFO	$11,632

FFO per common share and common unit outstanding-diluted	$0.32
AFFO per common share and common unit outstanding-diluted	$0.33

Weighted average common shares and common units outstanding
Basic	34,866,948
Diluted	35,108,346